Exhibit 99.1

Contacts:

Investor RelationsScott Lewis, Media Relations

Intersil CorporationIntersil Corporation

(408) 546-3399(408) 546-3416

Intersil Corporation Appoints Necip Sayiner President and CEO

and Mercedes Johnson as Interim CFO

Milpitas, CA, March 11, 2013 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high-performance analog, mixed-signal and power management semiconductors, today announced the appointment of Necip Sayiner, 47, as President and Chief Executive Officer of Intersil and a member of the Company’s board of directors effective March 14, 2013. Mr. Sayiner replaces James Diller, who served as interim CEO since December 2012 and will remain a member of Intersil’s board of directors.

Mr. Sayiner has a strong track record of developing profitable growth businesses.  He was most recently the president and CEO of Silicon Labs, where he led the transformation of its business, improving product development execution and more than doubling the company’s revenue during his 6+ years tenure.  Prior to Silicon Labs, Mr. Sayiner held various leadership positions at Agere Systems, most recently as the vice president and general manager of the Enterprise and Networking division.  He holds a bachelor’s degree in electrical engineering and physics from Bosphorus University in Turkey, a master’s degree in engineering from Southern Illinois University and a doctorate in electrical engineering from the University of Pennsylvania.

“Necip is a proven CEO who has already demonstrated his ability to successfully transform and lead in the semiconductor industry.” said Don Macleod, Chairman of Intersil’s board of directors. “We look forward to him doing the same again for Intersil.”

“I am pleased to have the opportunity to lead Intersil and look forward to working with the board of directors and the management team to position the company on a sustainable path to success,” said Sayiner.  “I believe the company has the right set of capabilities to regain leadership in its markets and deliver on the potential of its technology.”

Intersil also announced that Jonathan Kennedy, Intersil’s Senior Vice President and Chief Financial Officer, will be leaving the company to pursue another opportunity outside of the semiconductor industry.  Mr. Kennedy will remain CFO through March 31, 2013 and will remain with the Company in an advisory capacity through April 5, 2013. “On behalf of the board of directors, I would like to thank Jonathan for his many contributions over the years and wish him the best of luck going forward.” said James Diller.

Effective April 1, 2013,  Ms. Mercedes Johnson will join the management team as interim CFO, leading a strong and proven finance organization, while the company conducts a search for a permanent replacement. Ms. Johnson, an Intersil director since August 2005, was previously Senior Vice President and Chief Financial Officer of Avago Technologies from November 2005 until her retirement in August 2008.  Prior to that, she worked for Lam Research Corporation, serving as its senior vice president of finance from June 2004 to January 2005 and its chief financial officer from April 1997 to May 2004.  She has served as a member of the board of directors of Micron Technology, Inc. since June 2005 and has served as a member of the board of directors of Juniper Networks since May 2011. Ms. Johnson also served on the board of directors for Storage Technology Corporation from January 2004 to August 2005 when the company was sold to Sun Microsystems, Inc.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog, mixed-signal and power management semiconductors. The company's products address some of the largest markets within the industrial and infrastructure, personal computing and high-end consumer markets. For more information about Intersil, visit our website at www.intersil.com.

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Intersil and the Intersil logo are trademarks or registered trademarks of Intersil Corporation. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.